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                                                                     EXHIBIT 3.2

   STATE OF DELAWARE
   SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00AM 12/01/1992
  923365183 - 2087251

                              SYRATECH CORPORATION

                          CERTIFICATE OF DESIGNATIONS

                                 in respect of

                            SERIES A PREFERRED STOCK

                         ------------------------------

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

                         ------------------------------

          The undersigned, being the Chairman, President and Chief Executive Officer of Syratech Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation duly adopted the following resolution at a meeting of said Board of Directors duly called and held on October 26, 1992, which resolution remains in full force and effect as of the date hereof:

          RESOLVED, that the Board of Directors of the Corporation, pursuant to authority expressly vested in it by the provisions of the Corporation's Certificate of Incorporation, as amended (the "Charter"), hereby establishes a series of the Preferred Stock, par value $0.10 per share, of the Corporation and fixes the number of shares of such series and the powers, designations, preferences and relative, participating, optional or other rights of such series, and the qualifications, limitations or restrictions thereof, as follows:


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     The first series of Preferred Stock, par value $0.10 per share, of the
Corporation shall be, and hereby is, designated "Series A Preferred Stock" (the "Series A Shares"), and the number of shares constituting such series shall be one hundred thirty-five thousand (135,000). The relative rights and preferences of the Series A Shares shall be as follows:

     Section a. Dividends and Distributions.
                ---------------------------

     (1) Subject to the prior and superior rights of the holders of any shares of any series of stock ranking prior and superior to the Series A Shares with respect to dividends, the holders of Series A Shares, in preference to the holders of the Common Stock, par value $0.01 per share, of the Corporation (the "Common Stock") and of any other junior stock, shall be entitled to receive, when and as declared by the Board of Directors, out of any funds lawfully available therefor, cash dividends theron, payable quarterly, from the date of issuance therof, upon the tenth days of January, April, July and October in each year (each such date being referred to herein as a "quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Series A Share, in an amount per share (rounded to the nearest cent) equal to the greater of



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(a) $10.00 or (b) subject to the provisions for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend or distribution payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Series A Share. In the event the Corporation shall at any time after October 31, 1992 (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amounts to which holders of Series A Shares were entitled immediately prior to such event under clause (a) and clause (b) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which













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is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (2) The Corporation shall declare a dividend or distribution on the Series A Shares as provided in paragraph (1) of this Section a immediately after it declares a dividend or distribution payable in shares of Common Stock); PROVIDED that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series A Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date; and PROVIDED FURTHER that nothing contained in this paragraph (2) shall be construed so as to conflict with any provision relating to the declaration of dividends contained in the Charter.

     (3) Dividends shall begin to accrue and be cumulative on outstanding Series A Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Series A Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue
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from the date of issue of such shares, or unless the date of issue is a
Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series A Shares entitled to receive payment of a dividend or distribution declared thereon.

        Section b. REDEMPTION. The Series A Shares are not redeemable.

        Section c. LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of the voluntary liquidation of the Corporation the "preferential amount" which the holders of the Series A Shares shall be entitled to receive out of the assets of the Corporation shall be $100.00 per share plus all accrued and unpaid dividends thereon.






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     (1) Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (upon liquidation, dissolution or winding up) to the Series A Shares unless, prior thereto, the holders of Series A Shares shall have received $100.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders Series A Shares unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by
(ii) 100 (as appropriately adjusted as set forth in paragraph (3) of this Section c to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of Series A Liquidation Preference and the Common Adjustment in respect of all outstanding Series A Shares and Common Stock, respectively, holders of Series A Shares
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and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one with respect to the Series A Shares and Common Stock, on a per share basis, respectively.

        (2) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Shares, then all such available assets shall be distributed ratably to the holders of the Series A Shares and the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then any such remaining assets shall be distributed ratably to the holders of Common Stock.

        (3) In the event the Corporation shall at any time after October 31, 1992 (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such


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event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        Section d. SINKING FUND. The Preferred Shares shall not be entitled to the benefit of any sinking fund for the redemption or purchase of such shares.

        Section e. CONVERSION.
        (1) Except pursuant to paragraph (2) of this Section e, the Preferred Shares shall not be convertible.

        (2) In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Series A Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the


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Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section f. Voting Rights.
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     (1) The holders of Series A Shares shall have no voting rights except as provided by Delaware statutes or by paragraph (2) of this Section f.

     (2) So long as any Series A Shares shall be outstanding, and in addition to any other approvals or consents required by law, without the consent of the holders of 66-2/3% of the Series A Shares outstanding as of a record date fixed by the Board of Directors, given either by their affirmative vote at a special
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meeting called for that purpose, or, if permitted by law, in writing without a meeting:

          (i) The Corporation shall not sell, transfer or lease all or substantially all the properties and assets of the Corporation; PROVIDED, HOWEVER, that nothing herein shall require the consent of the holders of Series A Shares for or in respect of the creation of any mortgage, pledge, or other lien upon all or any part of the assets of the Corporation.

          (ii) The Corporation shall not effect a merger or consolidation with any other corporation or corporations unless as a result of such merger or consolidation and after giving effect thereto holders of Series A Shares are entitled to receive a per share amount and type of consideration equal to 100 times the per share amount and type of consideration received by holders of shares of Common Stock, or (1) either (A) the Corporation shall be the surviving corporation or (B) if the Corporation is not the surviving corporation, the successor corporation shall be a corporation duly organized and existing under the laws of any state of the United States of America or the District of Columbia, and all obligations or the Corporation
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     with respect to the Series A Shares shall be assumed by such successor corporation, (2) the Series A Shares then outstanding shall continue to be outstanding, and (3) there shall be no alteration or change in the designation or the preferences, relative rights or limitations applicable to outstanding Series A Shares prejudicial to the holders thereof.

          (iii) The Corporation shall not amend, alter or repeal any of the provisions of its Certificate of Incorporation in any manner which adversely affects the relative rights, preferences or limitations of the Series A Shares or the holders thereof.

     Section g. Certain Restrictions.
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     (1) Whenever quarterly dividends or other dividends or distributions payable on the Series A Shares as provided in Section a are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Shares outstanding shall have been paid in full, the Corporation shall not:

          (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of
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stock ranking junior (as to dividends) to the Series A Shares;

        (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (as to dividends) with the Series A Shares, except dividends paid ratably on the Series A Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

        (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (as to dividends) to the Series A Shares, PROVIDED that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation, ranking junior (as to dividends) to the Series A Shares; and

        (iv) purchase or otherwise acquire for consideration any Series A Shares, or any shares of stock ranking on a parity (as to dividends) with the Series A Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the
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          Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (2) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (1) of this Section g, purchase or otherwise acquire such shares at such time and in such manner.

          Section h. FRACTIONAL SHARES. The Corporation may issue fractions and certificates representing fractions of Series A Shares in integral multiples of 1/100th of a Series A Share, or in lieu thereof, at the election of the Board of Directors of the Corporation at the time of the first issue of any Series A Shares, evidence such fractions by depositary receipts, pursuant to an appropriate agreement between the Corporation and a depositary selected by it, provided that such agreement shall provide that the holders of such depositary receipts shall have all rights, privileges and pre-ferences to which they would be entitled as beneficial owners of Series A Shares. In the event that fractional Series A Shares are issued, the holders thereof

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shall have all the rights provided herein for holders of full Series A Shares in the proportion which such fraction bears to full share.

        IN TESTIMONY WHEREOF, Syratech Corporation has caused this Statement to be signed under its corporate seal by its Chairman, President and Chief Executive Officer and its Secretary as of the 26th day of October, 1992.


                                        SYRATECH CORPORATION

                                        By: /s/ Leonard Florence
                                            ----------------------------------
                                            Leonard Florence
                                            Chairman, President and
                                            Chief Executive Officer


ATTEST:

/s/ Faye A. Florence
----------------------------
Faye A. Florence
Secretary